Exhibit 99.1

Vor Bio Appoints Seasoned Healthcare Institutional Investor,

Han Choi, M.D., LL.M., as Chief Financial Officer

CAMBRIDGE, Mass., September 30, 2024 (GLOBE NEWSWIRE)—Vor Bio (Nasdaq: VOR), a clinical-stage cell and genome engineering company, today announced the appointment of Han Choi, M.D., LL.M., as its new Chief Financial Officer, effective immediately. Dr. Choi will join the Vor Bio leadership team and will report directly to the company’s President and Chief Executive Officer, Dr. Robert Ang.

Dr. Choi brings to Vor Bio over twenty-five years of experience in public and private investment management, business development, and corporate strategy within the pharmaceutical and biotechnology industry. His deep expertise in structuring corporate partnerships and investments, managing complex transactions, and capital markets strategy will play a critical role as Vor Bio advances its clinical pipeline and continues to expand its leadership in the field of cell and genome engineering.

“We are thrilled to welcome Han to Vor Bio,” said Dr. Robert Ang, President and Chief Executive Officer of Vor Bio. “His extensive experience in healthcare investment and strategic corporate operations, coupled with his strong financial acumen, will be invaluable as we continue to drive our mission of transforming the treatment outcomes for patients with AML and other blood cancers.”

Prior to joining Vor Bio, Dr. Choi was a Principal at Oracle Investment Management, Inc., a hedge fund that specializes in healthcare investments. For over two decades at Oracle, he was responsible for sourcing, negotiating, and managing investments in the pharmaceutical and biotechnology sectors, and provided strategic advice to portfolio companies on clinical, corporate development, and capital market strategies. Prior to joining Oracle, Dr. Choi held positions of increasing responsibility in licensing and business development at Pharmacia Corporation and Bristol-Myers Squibb Company. He received his M.D. from the Mount Sinai School of Medicine and holds law degrees from Oxford University and Harvard Law School. Dr. Choi is a licensed physician in New York State and a member of the New York State Bar.

“I am excited to join Vor Bio and contribute to the company’s growth and success,” said Dr. Choi. “Vor Bio’s novel approach to treating blood cancer has the potential to transform outcomes for patients with AML and I look forward to working with the team to achieve our strategic and financial goals so that we can make a meaningful impact on patients’ lives.”

About Vor Bio

Vor Bio is a clinical-stage cell and genome engineering company that aims to change the standard of care for patients with blood cancers by engineering hematopoietic stem cells to enable targeted therapies post-transplant. For more information, visit: www.vorbio.com.

Inducement Equity Award

In connection with his appointment as the Company’s Chief Financial Officer, the Compensation Committee of the Board of Directors granted stock options to purchase an aggregate of 400,000 shares of Vor Bio’s common stock to Dr. Choi. The foregoing stock options were granted as a material inducement to employment with Vor Bio in accordance with Nasdaq Listing Rule 5635(c)(4) and were granted under the Vor Biopharma Inc. 2023 Inducement Plan (the “Inducement Plan”).

The stock options have a ten-year term and an exercise price equal to the closing price of Vor Bio’s common stock on September 30, 2024. The options will vest over a four-year period, with 25% of the shares vesting after 12 months and the remaining shares vesting monthly over the following 36 months, subject to Dr. Choi’s continued employment with Vor Bio on such vesting dates. The options are subject to the terms and conditions of the Inducement Plan and the terms and conditions of an award agreement covering the grant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “aim,” “anticipate,” “can,” “continue,” “could,” “design,” “enable,” “expect,” “initiate,” “intend,” “may,” “on-track,” “ongoing,” “plan,” “potential,” “should,” “target,” “update,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include Vor Bio’s statements regarding the potential of its product candidates to positively impact quality of life and alter the course of disease in the patients it seeks to treat and other statements that are not historical fact. Vor Bio may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties inherent in the initiation and completion of preclinical studies and clinical trials and clinical development of Vor Bio’s product candidates; availability and timing of results from preclinical studies and clinical trials; whether interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; expectations for regulatory approvals to conduct trials or to market products; the success of Vor Bio’s in-house manufacturing capabilities and efforts; and availability of funding sufficient for its foreseeable and unforeseeable operating expenses and capital expenditure requirements. These and other risks are described in greater detail under the caption “Risk Factors” included in Vor Bio’s most recent annual or quarterly report and in other reports it has filed or may file with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Vor Bio expressly disclaims any obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as may be required by law.

Contacts:

Media & Investors:

Sarah Spencer

+1 857-242-6076

sspencer@vorbio.com